Exhibit 10.39
     TRANSITION AND RETIREMENT AGREEMENT


     THIS AGREEMENT (the "Agreement") entered into on February 20, 1997, by and between Northeast Utilities, a Massachusetts business trust (together with its successors and assigns permitted under the Agreement and each direct and indirect affiliated utility company that shall adopt this Agreement pursuant to Section 18 hereof, the "Company"), with its principal office in West Springfield, Massachusetts, and its general office in Berlin, Connecticut, and Bernard M. Fox, a resident of Farmington, Connecticut ("Executive").

     WHEREAS, the Company and Executive entered into an Employment Agreement, effective as of January 1, 1992, (the "Employment Agreement") at which time Executive was President and Chief Operating Officer of Northeast Utilities ("NU"); and

     WHEREAS, Executive is currently employed as the Chairman, President and Chief Executive Officer of NU and holds other senior officer positions with the Company; and

     WHEREAS, Executive has elected to retire on the later of (i) August 1, 1997 or (ii) the election of his successor (the "Retirement Date") and the Company believes that Executive's retirement at that time is in the best interest of NU's shareholders; and

     WHEREAS, both parties desire to enter into a new agreement that will supersede the Employment Agreement at the time of Executive's retirement and will reflect the transition arrangements and the special retirement and other benefits to which Executive will be entitled upon his retirement

     NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

     1. Employment. Unless Executive's employment is terminated for "Cause" as defined in Section 1(c) of the Employment Agreement by reason of events, actions or circumstances arising (i) after the date of this Agreement and before the Retirement Date or (ii) before the date of this Agreement and as to which the Board, as of date of this Agreement, does not have full knowledge of all material facts and circumstances (and the Company hereby agrees that Executive's employment shall not be terminated for any other reason prior to the Retirement Date), the Company hereby agrees to continue the employment of Executive, and Executive hereby accepts such employment and agrees to perform his duties and responsibilities, in accordance with the terms, conditions and provisions of the Employment Agreement until Executive's Retirement Date. On the Retirement Date, the parties agree that the Employment Agreement shall be superseded by this Agreement and shall be terminated and of no further force or effect.

     2. Consulting Services. Immediately following the Retirement Date and for a period of 24 months thereafter (the "Transition Term") , the Company shall engage Executive as a consultant to the Board of Trustees of NU (the "Board") to perform such services as are specified by the Board from time to time including, among other things, assuring an orderly transition for Executive's successor; provided, however, that Fox shall not be required to act as a consultant in a capacity which may subject Fox to liability unless Fox obtains indemnification from the Company or through insurance. During the Transition Term, Executive shall receive, as his total fee for the services so specified, $500,000 for the first 12 months and $300,000 for the second 12 months (plus a reimbursement of all reasonable expenses incurred in connection with the performance of the consulting services upon presentation of appropriate documentation in accordance with NU's normal expense reimbursement policy). Payments shall be made to Executive in monthly installments. During the Transition Term, Executive agrees to devote such of his time and business efforts to the performance of his consultancy under this Section as shall reasonably be required to perform the specified services. Nothing contained herein shall prevent Executive from pursuing other business opportunities to the extent that there is no conflict with the services requested by the Board or with the requirements of Section 3 and 4 of this Agreement. All services to be performed under this Agreement during the Transition Term shall be performed by Executive in a consulting capacity and nothing contained herein shall be construed so as to confer employment status on Executive during that Term.

     3. Confidential Information. Executive recognizes and acknowledges that by reason of his employment by and service to the Company before and during the Employment Term and the Transition Term, he has had and will continue to have access to certain confidential and proprietary information relating to the Company's business, which may include, but is not limited to, trade secrets, trade "know-how", customer information, supplier information, cost and pricing information, marketing and sales techniques, strategies and programs, computer programs and software and financial information (collectively referred to as "Confidential Information"). Executive acknowledges that such Confidential Information is a valuable and unique asset of the Company and Executive covenants that he will not, unless expressly authorized in writing by the Board, at any time during the course of his employment or consultancy, use any Confidential Information or divulge or disclose any Confidential Information to any person, firm or corporation except in connection with the performance of his duties for the Company and in a manner consistent with the Company's policies regarding Confidential Information. Executive also covenants that at any time after the termination of such employment or consultancy, directly or indirectly, he will not use any Confidential Information or divulge or disclose any Confidential Information to any person, firm or corporation, unless such information is in the public domain through no fault of Executive or except when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order him to divulge, disclose or make accessible such information, in which case Executive will inform the Company in writing promptly of such required disclosure, but in any event at least two business days prior to disclosure. All written Confidential Information (including, without limitation, in any computer or other electronic format) which comes into Executive's possession during the course of his employment or consultancy shall remain the property of the Company. Except as required in the performance of Executive's duties for the Company, or unless expressly authorized in writing by the Board, Executive shall not remove any written Confidential Information from the Company's premises, except in connection with the performance of his duties for the Company and in a manner consistent with the Company's policies regarding Confidential Information. Upon termination of Executive's consultancy, Executive agrees immediately to return to the Company all written Confidential Information in his possession.

     4.   Non-Competition; Non-Solicitation.

          (a) During his employment by and consultancy for the Company and for a period of (i) one year after the Transition Term anywhere in the United States and (ii) two years after the Transition Term within the Company's "service area," as defined below, Executive will not, except with the prior written consent of the Board, directly or indirectly, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with, or use or permit his name to be used in connection with, any business or enterprise which is engaged in any business that is competitive with any business or enterprise in which the Company or any of its subsidiaries or affiliates is engaged. For the purposes of this Section, "service area" shall mean the geographic area within the states of Connecticut, Delaware, Maine, Maryland, Massachusetts, New Hampshire, New Jersey, New York, Ohio, Pennsylvania, Washington D.C. and West Virginia, and within the countries of Argentina, Costa Rica, China, India, New Zealand and Jamaica, or any other geographic area in which, at the time of Executive's termination of the consultancy with the Company, the Company, or any of its subsidiaries or affiliates, is doing business. Executive acknowledges that the listed service area is the area in which the Company, or its subsidiaries or affiliates, presently does business.

          (b) The foregoing restrictions shall not be construed to prohibit the ownership by Executive of less than five percent (5%) of any class of securities of any corporation which is engaged in any of the foregoing businesses having a class of securities registered pursuant to the Securities Exchange Act of 1934 (the "Exchange Act"), provided that such ownership represents a passive investment and that neither Executive nor any group of persons including Executive in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes any part in its business, other than exercising his rights as a shareholder, or seeks to do any of the foregoing.

          (c) Executive further covenants and agrees that during his consultancy by the Company and for the period of two years thereafter, Executive will not, directly or indirectly, (i) solicit, divert, take away, or attempt to solicit, divert or take away, any of the Company's "Principal Customers," defined for the purposes hereof to include any customer of the Company, or of any of its subsidiaries or affiliates, from which $100,000 or more of annual gross revenues are derived at such time, or (ii) encourage any Principal Customer to reduce its patronage of the Company.

          (d) Executive further covenants and agrees that during his consultancy by the Company and for the period of two years thereafter, Executive will not, directly or indirectly, solicit or hire, or encourage the solicitation or hiring of, any person who was a managerial or higher level employee of the Company at any time during the term of Executive's employment by the Company by any employer other than the Company for any position as an employee, independent contractor, consultant or otherwise. The foregoing covenant of Executive shall not apply to any person after 12 months have elapsed subsequent to the date on which such person's employment by the Company has terminated.

     5.   Equitable Relief.

          (a) Executive acknowledges and agrees that the restrictions contained in Sections 3 and 4 are reasonable and necessary to protect and preserve the legitimate interests, properties, goodwill and business of the Company, that the Company would not have entered into this Agreement in the absence of such restrictions and that irreparable injury will be suffered by the Company should Executive breach any of the provisions of those Sections. Executive represents and acknowledges that (i) he has been advised by the Company to consult his own legal counsel in respect of this Agreement, and
(ii) that he has had full opportunity, prior to execution of this Agreement, to review thoroughly this Agreement with his counsel.

          (b) Executive further acknowledges and agrees that a breach of any of the restrictions in Sections 3 and 4 cannot be adequately compensated by monetary damages. Executive agrees that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of Sections 3 or 4 hereof, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. In the event that any of the provisions of Sections 3 or 4 hereof should ever be adjudicated to exceed the time, geographic, service, or other limitations permitted by applicable law in any jurisdiction, it is the intention of the parties that the provision shall be amended to the extent of the maximum time, geographic, service, or other limitations permitted by applicable law, that such amendment shall apply only within the jurisdiction of the court that made such adjudication and that the provision otherwise be enforced to the maximum extent permitted by law.

          (c) If Executive breaches any of his obligations under Sections 3 or 4 hereof, and such breach would have constituted "Cause," as defined in
Section 1(c) of the Employment Agreement if it had occurred during the Employment Term, the Company shall thereafter have no obligation to make the payments described in Section 2 nor shall the Company have a Target Benefit obligation pursuant to the Company's Supplemental Executive Retirement Plan for Officers (the "Supplemental Plan"), but shall remain obligated for the Make-Whole Benefit under the Supplemental Plan and compensation and other benefits provided in any plans, policies or practices then applicable to Executive in accordance with the terms thereof. Executive irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding arising out of Sections 3 or 4 hereof, including without limitation, any action commenced by the Company for preliminary and permanent injunctive relief and other equitable relief, may be brought in the United States District Court for the District of Connecticut, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Hartford, Connecticut, (ii) consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and
(iii) waives any objection which Executive may have to the laying of venue of any such suit, action or proceeding in any such court. Executive also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers in a manner permitted by the notice provisions of Section 11 hereof.

          (d) Executive agrees that for a period of two years following the termination of his consultancy by the Company he will provide, and that at all times after the date hereof the Company may similarly provide, a copy of Sections 3 and 4 hereof to any business or enterprise (i) which he may directly or indirectly own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing, or control of, or (ii) with which he may be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise, or in connection with which he may use or permit his name to be used; provided, however, that this provision shall not apply in respect of Section 4 after expiration of the time periods set forth therein.

     6. Death or Disability. The fees due to Executive during the Transition Term under Section 2 and the benefits to be provided to Fox under
Section 7 shall be paid or provided to Fox (and, if applicable, his spouse and dependents) irrespective of his death or inability to perform his duties and responsibilities under this Agreement to the full extent required by the Board by reason of illness, injury or incapacity, in either event occurring after the date of this Agreement and, in the case of the benefits payable under Section 7, prior to the Retirement Date. In the event of his death, the Company shall pay to Executive's executors, legal representatives or administrators, as applicable, the remaining installments as they would otherwise become due to Executive, except as provided in Section 9.2.

     7. Special Retirement Benefits. On his Retirement Date, Executive (and, if applicable, his spouse and dependents) shall be entitled to all compensation and benefits provided to retirees of the Company generally, notwithstanding Executive's age (but subject to all other terms and conditions of each plan, practice, policy and program of the Company that provides such benefits) or to receive cash in lieu of any benefits or premiums, as applicable, where such benefits may not be continued (or where such continuation would adversely affect the tax status of the plan pursuant to which the benefit is provided) under applicable law or regulations. In addition, Executive shall also be entitled to the following:

          (a) a Target Benefit under the Supplemental Plan, notwithstanding its terms providing for forfeiture of such benefit upon the occurrence of certain events (including, but not by way of limitation, his retirement prior to age 60). If Executive has not attained age 57 by the Retirement Date, such benefit shall be actuarially adjusted from age 57 backward to Executive's age at the date payment commences; if Executive has attained age 57, the Target Benefit shall be paid without any actuarial adjustment.

          (b) All SARs with respect to shares of stock of NU previously granted to Executive as of January 1, 1997, to the extent not already vested prior to the Retirement Date, shall be fully vested and payment with respect to such SARs shall be made at the time and in the amount otherwise to be paid to Executive if he had not retired on his Retirement Date and had instead remained actively employed by the Company, including exercise within 36 months after December 31, 1998.

     8. Release. Notwithstanding anything else to the contrary in this Agreement, all payments and benefits provided for under this Agreement, including without limitation under Sections 2, 6 and 7, shall be conditioned upon Executive (or his executor or administrator, as applicable, in the event of his death) executing, and not revoking as provided therein, a written release prior to the 22nd day following his Retirement Date, substantially in the form attached hereto as Annex 1, (the "Release"), of any and all claims against the Company and all related parties with respect to all matters arising out of Executive's employment by the Company (other than any entitlements under the terms of this Agreement or under any other plans or programs of the Company in which he participated and under which he has accrued a benefit), or the termination thereof. No payments shall commence to Executive under this Agreement until the eighth day following Executive's execution of the Release without a revocation.

     9.   Payments Upon a Change in Control.

     9.1. Definition. For purposes of this Section 9, a "Change of Control" shall mean the happening of any of the following:

          (a) When any "person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), other than the Company, its Affiliates, or any Company employee benefit plan (including any trustee of such plan acting as trustee), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of NU representing more than 20% of the combined voting power of either (i) the then outstanding shares of common stock of NU (the "Outstanding Common Stock") or (ii) the then outstanding voting securities of NU entitled to vote generally in the election of directors (the "Voting Securities"); or

          (b) Individuals who, as of the beginning of any twenty-four month period, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board or cease to be able to exercise the powers of the majority of the Board, provided that any individual becoming a trustee subsequent to the beginning of such period whose election or nomination for election by the Company's stockholders was approved by a vote of at least a majority of the trustees then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Board of NU (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange
Act); or

          (c) Consummation by NU of a reorganization, merger or consolidation (a "Business Combination"), in each case, with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of the Outstanding Common Stock and Voting Securities immediately prior to such Business Combination do not, following such Business Combination, beneficially own, directly or indirectly, more than 75% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation, business trust or other entity resulting from or being the surviving entity in such Business Combination in substantially the same proportion as their ownership immediately prior to such Business Combination of the Outstanding Common Stock and Voting Securities, as the case may be; or

          (d) Consummation of a complete liquidation or dissolution of NU or sale or other disposition of all or substantially all of the assets of NU other than to a corporation, business trust or other entity with respect to which, following such sale or disposition, more than 75% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, is then owned beneficially, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Common Stock and Voting Securities immediately prior to such sale or disposition in substantially the same proportion as their ownership of the Outstanding Common Stock and Voting Securities, as the case may be, immediately prior to such sale or disposition.

     9.2  Payment upon a Change of Control.   In the event of a Change of
Control, Executive shall receive a single sum payment equal to the then remaining amounts due to him under Section 2 within 15 days following the Change of Control.

     10. Arbitration; Expenses. In the event of any dispute under the provisions of this Agreement other than a dispute in which the primary relief sought is an equitable remedy such as an injunction, the parties shall be required to have the dispute, controversy or claim settled by arbitration in the City of Hartford, Connecticut in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association, before a panel of three arbitrators, two of whom shall be selected by the Company and Executive, respectively, and the third of whom shall be selected by the other two arbitrators. Any award entered by the arbitrators shall be final, binding and nonappealable (except as provided in Section 52-418 of the Connecticut General Statutes) and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. The arbitrators shall have no authority to modify any provision of this Agreement or to award a remedy for a dispute involving this Agreement other than a benefit specifically provided under or by virtue of the Agreement. If Executive prevails on any material issue which is the subject of such arbitration or lawsuit, the Company shall be responsible for all of the fees of the American Arbitration Association and the arbitrators and any expenses relating to the conduct of the arbitration (including reasonable attorneys' fees and expenses). Otherwise, each party shall be responsible for his or its own expenses relating to the conduct of the arbitration (including reasonable attorneys' fees and expenses) and shall share the fees of the American Arbitration Association.

     11. Notices. All notices and other communications required or permitted under this Agreement or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or mailed by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company, to:

          Northeast Utilities
          P.O. Box 270
          Hartford, CT 06141-0270
          Attention: Vice President, Secretary and General Counsel

     With a required copy to:

          Morgan, Lewis & Bockius
          2000 One Logan Square
          Philadelphia, PA  19103-6993
          Attention:  Robert J. Lichtenstein, Esquire

     If to Executive, to:

          Bernard M. Fox
          One Langley Park
          Farmington, CT 06032

     With a required copy to:

          Shipman & Goodwin
          One American Row
          Hartford, CT 06103-2819
          Attention:  Brian Clemow, Esquire

or to such other names or addresses as the Company or Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

     12.  Contents of Agreement; Amendment and Assignment.

          (a) This Agreement supersedes all prior agreements, except the Employment Agreement shall continue to the extent and for the time period stated in Section 1, and otherwise sets forth the entire understanding between the parties hereto with respect to the subject matter hereof and cannot be changed, modified, extended or terminated except upon written amendment approved by the Board and executed on its behalf by a duly authorized officer and by Executive.

          (b) All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Executive under this Agreement are of a personal nature and shall not be assignable or delegatable in whole or in part by Executive. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to Executive, expressly to assume and agree to perform this Agreement in the same manner and to the extent the Company would be required to perform if no such succession had taken place.

     13. Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

     14. Remedies Cumulative; No Waiver. No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or hereafter existing at law or in equity. No delay or omission by a party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

     15. Beneficiaries/References. Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable under this Agreement following Executive's death by giving the Company written notice thereof. In the event of Executive's death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

     16. Miscellaneous. All section headings used in this Agreement are for convenience only. This Agreement may be executed in counterparts, each of which is an original. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

     17. Withholding. The Company may withhold from any payments under this Agreement all federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation. Executive shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Agreement.

     18. Governing Law. This Agreement shall be governed by and interpreted under the laws of the State of Connecticut without giving effect to any conflict of laws provisions.

     19.  Adoption by Affiliates; Obligations.

          (a) At the earliest feasible time or times, the Company will cause each entity in which it now or hereafter holds, directly or indirectly, more than a 50 percent voting interest and that has at least fifty (50) employees on its direct payroll (an "Employer") to approve and adopt this Agreement and, by such approval and adoption, to be bound by the terms hereof as though a signatory hereto.

          (b) The obligations under this Agreement shall, in the first instance, be paid and satisfied by Northeast Utilities Service Company ("NUSCO"). If NUSCO shall be dissolved or for any other reason shall fail to pay and satisfy the obligations, each individual Employer shall thereafter be jointly and severally liable to pay and satisfy the obligations to Executive.

          (c) The Declaration of Trust of NU provides that no shareholder of NU shall be held to any liability whatever for the payment of any sum of money, or for damages or otherwise under any contract, obligation or undertaking made, entered into or issued by the trustees of The Company or by any officer, agent or representative elected or appointed by the trustees and no such contract, obligation or undertaking shall be enforceable against the trustees or any of them in their or his individual capacities or capacity and all such contracts, obligations and undertakings shall be enforceable only against the trustees as such and every person, firm, association, trust and corporation having any claim or demand arising out of any such contract, obligation or undertaking shall look only to the trust estate for the payment or satisfaction thereof. Any liability for benefits under this Agreement incurred by The Company shall be subject to the provisions of this Subsection
(c).

     20. Costs of Defense - Retirement Benefits. Notwithstanding anything herein to the contrary, the Company shall pay to Executive (or his survivors) all costs incurred in defense against any reduction by the Company of the retirement (or related survivor) benefits that the Company is obligated to pay under this Agreement.

     21. Establishment of Trust. The Company may establish an irrevocable trust fund pursuant to a trust agreement to hold assets to satisfy any of its obligations under this Agreement. Funding of such trust fund shall be subject to the Board's discretion, as set forth in the agreement pursuant to which the fund will be established.

     IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first above written.

     NORTHEAST UTILITIES
     By:/s/Robert P. Wax
          Senior Vice President, Secretary and General Counsel

     By:/s/Bernard M. Fox

                              ANNEX 1
          CONFIDENTIAL TRANSITION AND RETIREMENT AGREEMENT
                         GENERAL RELEASE



          THIS AGREEMENT, made and entered into on this      day of    ,
1997, by and between Northeast Utilities, a Massachusetts business trust (together with each direct and indirect affiliated utility company that has adopted the Transition and Retirement Agreement entered into on February 20, 1997 (the "Transition Agreement"), with Bernard M. Fox, hereinafter, the "Company"), with its principal office in West Springfield, Massachusetts, and its general office in Berlin, Connecticut, and Bernard M. Fox, a resident of Farmington, Connecticut ("Fox").


                         W I T N E S S E T H:

          WHEREAS, the Company had heretofore employed Fox under an Employment Agreement originally entered into as of January 1, 1992 (the "Employment Agreement"); and

          WHEREAS, Fox has retired and the Employment Agreement has been
terminated as of                ,      , except to the extent specifically
provided in the Transition Agreement; and

          WHEREAS, the Company and Fox wish to enter into an agreement to provide for a mutual release as to any claims including, without limitation, claims that might be asserted by Fox under the Employment Agreement and the Age Discrimination in Employment Act, as further described herein, and reaffirm Fox's right to indemnification;

          NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

          1.   The Company and Fox hereby agree that Fox's retirement shall
be effective on        ,       and that the Employment Agreement, except as
otherwise provided in the Transition Agreement, shall terminate on that date.



          2. Notwithstanding Fox's retirement and the termination of the Employment Agreement, in consideration of the release provided by Fox under this Agreement, the Company shall pay or cause to be paid or provided to Fox, subject to applicable employment and income tax withholdings and deductions, all amounts and benefits required under the Transition Agreement.

          3. Fox agrees and acknowledges that the Company, on a timely basis, has paid, or agreed to pay, to Fox all other amounts due and owing based on his prior services in accordance with the terms of the Employment Agreement and that the Company has no obligation, contractual or otherwise to Fox, except as provided herein or in the Transition Agreement, nor does it have any obligation to hire, rehire or re-employ Fox in the future.

          4. In full and complete settlement of any claims that Fox may have against the Company, including any possible violations of the Age Discrimination in Employment Act, 29 U.S.C. Section 621 et seq., ("ADEA") in connection with his termination of employment, and for and in consideration of the undertakings of the Company described herein, Fox does hereby REMISE, RELEASE, AND FOREVER DISCHARGE the Company, and each of its subsidiaries and affiliates, their officers, directors, shareholders, partners, employees and agents, and their respective successors and assigns, heirs, executors and administrators (hereinafter all included within the term "the Company"), of and from any and all manner of actions and causes of actions, suits, debts, claims and demands whatsoever in law or in equity, which he ever had, now has, or hereafter may have, or which Fox's heirs, executors or administrators hereafter may have, by reason of any matter, cause or thing whatsoever from the beginning of Fox's employment to the date of this Agreement; and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to Fox's employment relationship or the Employment Agreement and his retirement from that employment relationship and the termination of the Employment Agreement, including but not limited to, any claims which have been asserted, could have been asserted, or could be asserted now or in the future under any federal, state or local laws, including any claims under ADEA, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000e et seq. ("Title VII"), the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Rehabilitation Act of 1973, the Americans with Disabilities Act, the Family and Medical Leave Act, the Energy Reorganization Act of 1974, as amended,
Section 11(c) of the Occupational Safety and Health Act, and the Energy Policy Act, and any common law claims now or hereafter recognized and all claims for counsel fees and costs. Notwithstanding the foregoing, nothing contained in this Agreement shall prevent Fox from requiring the Company to fulfill its obligations under this Agreement, under the Transition Agreement, under the Employment Agreement, to the extent of any continuing obligations accruing prior to Fox's retirement, or under any employee benefit plan, as defined in Section 3(3) of ERISA, maintained by the Company and in which Fox participated.

          Nothing in this Agreement shall be construed to prohibit Fox from reporting any suspected instance of illegal activity of any nature, any nuclear safety concern, any workplace safety concern, or any public safety concern to the Nuclear Regulatory Commission (NRC), the United States Department of Labor, or any other federal or state governmental agency. This Agreement shall not be construed to prohibit Fox from providing information to the NRC or to any other federal or state governmental agency or governmental officials, or testifying in any civil or criminal proceedings concerning any matter. This Agreement shall not be construed as a waiver or withdrawal of safety concerns, if any, which Fox may have reported to the NRC, or the withdrawal of participation by Fox in any NRC proceedings.

          Nothing in this Agreement shall limit or impair any right Fox may otherwise have to indemnity and defense by the Company, and, notwithstanding any contrary provision of this Agreement, (i) the Company shall indemnify and defend Fox in connection with any action, suit or proceeding in which he may be involved or with which he may be threatened by reason of his being or having been a Trustee or officer of the Company in the same manner contemplated by (including the payment or advancement of any reasonable expenses as incurred) and to the fullest extent permitted by the Declaration of Trust of Northeast Utilities as of the date hereof, unless later limited in accordance with applicable law, or under applicable law, (in which case he shall notify the Company within five business days after receiving service of process as to the commencement of the action, suit or proceeding and give the Company the right to control the defense of any such action, suit or proceeding, provided that no delay in giving such notice shall result in a forfeiture of any rights by Fox unless, and then only to the extent that, the Company is actually prejudiced by such delay), and (ii) Fox may join the Company in any action, suit or proceeding, or bring any action, suit or proceeding against the Company, as may be necessary for the protection or enforcement of such rights of indemnification and defense by the Company.

          5. Except to the extent permitted by paragraph 4, Fox further agrees and covenants that neither he, nor any person, organization or other entity on his behalf, will file, charge, claim, sue or cause or permit to be filed, charged, or claimed, any action for damages, including injunctive, declaratory, monetary or other relief against the Company, involving any matter occurring at any time in the past up to the date of this Agreement, or involving any continuing effects of any actions or practices which may have arisen or occurred prior to the date of this Agreement, including any charge of discrimination under ADEA, Title VII, the Workers' compensation Act or state or local laws. In addition, Fox further agrees and covenants that should he, or any other person, organization or entity on his behalf, file, charge, claim, sue or cause or permit to be filed, charged, or claimed, any action for damages, including injunctive, declaratory, monetary or other relief, despite his agreement not to do so under this Agreement, or should he otherwise fail to abide, in any material respect, by any of the terms of this Agreement, then the Company will be relieved of all further obligations owed under the Transition Agreement and this Agreement, he will forfeit all monies paid to him under Transition Agreement and he will pay all of the costs and expenses of the Company (including reasonable attorneys' fees) incurred in the defense of any such action or undertaking.

          6. In full and complete settlement of any claims that the Company may have against Fox, other than the fulfillment of Fox's obligations under this Agreement or under the Transition Agreement, and for and in consideration of the undertakings of Fox described herein, the Company does hereby REMISE, RELEASE, AND FOREVER DISCHARGE Fox and his heirs, executors and administrators (hereinafter all included within the term "Fox"), of and from any and all manner of actions and causes of actions, suits, debts, claims and demands whatsoever in law or in equity, which the Company ever had, now has, or hereafter may have, by reason of any civil (but specifically not any criminal act) matter, cause or thing whatsoever by reason of his being or having been a Trustee or officer of the Company from the beginning of Fox's employment with the Company to the date of this Agreement; and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to actions taken by Fox by reason of his being or having been a Trustee or officer of the Company and his retirement from those relationships with the Company.

          7. The Company further agrees and covenants that neither it, nor any person, organization or other entity on its behalf, will file, charge, claim, sue or cause or permit to be filed, charged, or claimed, any action for damages, including injunctive, declaratory, monetary or other relief against Fox, involving any matter occurring at any time in the past up to the date of this Agreement, or involving any continuing effects of any actions or practices which may have arisen or occurred prior to the date of this Agreement, by reason of his being or having been a Trustee or officer of the Company, so long as Fox meets, in all material respects, his obligations under this Agreement and the Transition Agreement. In addition, the Company further agrees and covenants that should it, or any other person, organization or entity on its behalf, file, charge, claim, sue or cause or permit to be filed, charged, or claimed, any action for damages, including injunctive, declaratory, monetary or other relief, despite its agreement not to do so under this Agreement, then it will pay all of the costs and expenses of Fox (including reasonable attorneys' fees) incurred in the defense of any such action or undertaking.

          8. The Company expressly excepts from the provisions of paragraph 6 and 7, above, any actions, claims, suits, or other assertions against Fox which are instituted by the Company as the result of an investigation conducted upon the demand of a shareholder including but not limited to the investigation conducted upon the demand of Samuel Holtzman, or any actions instituted on behalf of the Company by shareholders, including but not limited to all such actions now pending in the courts of Connecticut and Massachusetts. This paragraph 8 shall not be construed to limit or impair in any way Fox's rights (i) to indemnity and defense by the company, (ii) under any applicable insurance, and (iii) to the payments and other benefits under this Agreement, under the Transition Agreement, under the Employment Agreement, to the extent of any continuing obligations accruing prior to Fox's retirement, or under any employee benefit plan, as defined in Section 3(3) of ERISA, maintained by the Company and in which Fox participated.

          9. Fox hereby agrees and acknowledges that under this Agreement, the Company has agreed to provide him with compensation and benefits that are in addition to any amounts to which he otherwise would have been entitled under the Employment Agreement or otherwise in the absence of this Agreement and the Transition Agreement, and that such additional compensation is sufficient to support the covenants and agreements by Fox herein.

          10. Fox further agrees and acknowledges that the undertakings of the Company as provided in the Transition Agreement are made to provide an amicable conclusion of Fox's employment. Fox and the Company, its officers and directors, will not, disparage the name, business reputation or business practices of the other. In addition, by signing this Agreement, Fox agrees not to pursue any internal grievance with the Company.

          11. Fox hereby certifies that he has read the terms of this Agreement, that he has been advised by the Company to consult with an attorney and that he understands its terms and effects. Fox acknowledges, further, that he is executing this Agreement of his own volition, without any threat, duress or coercion and with a full understanding of its terms and effects and with the intention, as expressed in Section 4 hereof, of releasing all claims recited herein in exchange for the consideration described herein, which he acknowledges is adequate and satisfactory to him provided the Company meets all of its obligations under this Agreement. The Company has made no representations to Fox concerning the terms or effects of this Agreement other than those contained in this Agreement.

          12.  Fox hereby acknowledges that he was presented with this
Agreement on         ,       , and that he was informed that he had the right
to consider this Agreement and the release contained herein for a period of twenty-one (21) days prior to execution. Fox also understands that he has the right to revoke this Agreement for a period of seven (7) days following execution, by giving written notice to the Company at 107 Selden Street, Berlin, CT 06037, in which event the provisions of this Agreement shall be null and void, and the parties shall have the rights, duties, obligations and remedies afforded by applicable law.

          13. This Agreement shall be interpreted and enforced under the laws of the State of Connecticut.

          14. The Declaration of Trust of Northeast Utilities ("NU") provides that no shareholder of NU shall be held to any liability whatever for the payment of any sum of money, or for damages or otherwise under any contract, obligation or undertaking made, entered into or issued by the Trustees of NU or by any officer, agent or representative elected or appointed by the Trustees and no such contract, obligation or undertaking shall be enforceable against the trustees or any of them in their or his individual capacities or capacity and all such contracts, obligations and undertakings shall be enforceable only against the trustees as such and every person, firm, association, trust and corporation having any claim or demand arising out of any such contract, obligation or undertaking shall look only to the trust estate for the payment or satisfaction thereof. Any liability for benefits under the Transition Agreement or this Agreement incurred by NU shall be subject to the provisions of this Section 14.


          IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.



ATTEST:                       NORTHEAST UTILITIES


                              By:
Secretary


Witness                       BERNARD M. FOX